Exhibit 99.1
For Immediate Release
United Therapeutics Corporation Reports First Quarter 2024 Financial Results
SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., May 1, 2024: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, today announced its financial results for the quarter ended March 31, 2024. Total revenues in the first quarter of 2024 grew 34 percent year-over-year to $677.7 million, compared to $506.9 million in the first quarter of 2023.
“The first quarter of 2024 represents another quarter of record revenue and double-digit year-over-year revenue growth,” jointly said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer and Michael Benkowitz, President and Chief Operating Officer. “That growth, coupled with our upcoming clinical reads, puts us in a unique position in the biotech industry: a company with a solid and growing commercial foundation, near-term clinical catalysts, and the potential to provide an unlimited supply of tolerable, transplantable organs.”
“Our distinctive commercial and clinical profile, alongside our solid balance sheet and cash flow potential, makes United Therapeutics a compelling investment opportunity,” said James Edgemond, Chief Financial Officer and Treasurer. “That’s why we implemented a $1 billion accelerated share repurchase that concretely demonstrates our belief in our near-term and long-term potential, despite potential competition emerging this year.”
First Quarter 2024 Financial Results
Key financial highlights include (dollars in millions, except per share data):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2024	2023

Total revenues	$677.7	$506.9	$170.8	34%
Net income	$306.6	$240.9	$65.7	27%
Net income, per basic share	$6.52	$5.20	$1.32	25%
Net income, per diluted share	$6.17	$4.86	$1.31	27%

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Revenues
The table below presents the components of total revenues (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2024	2023
Net product sales:
Tyvaso DPI®(1)	$227.5	$118.7	$108.8	92%
Nebulized Tyvaso®(1)	145.0	119.7	25.3	21%
Total Tyvaso	372.5	238.4	134.1	56%
Remodulin®(2)	128.0	121.4	6.6	5%
Orenitram®	106.2	88.2	18.0	20%
Unituxin®	58.4	49.1	9.3	19%
Adcirca®	6.4	7.3	(0.9)	(12)%
Other	6.2	2.5	3.7	148%
Total revenues	$677.7	$506.9	$170.8	34%
(1)Net product sales include both the drug product and the respective inhalation device.
(2)Net product sales include sales of infusion devices, including the Remunity® Pump.
Total Tyvaso revenues grew by 56 percent to $372.5 million in the first quarter of 2024, compared to $238.4 million in the first quarter of 2023. This growth was primarily due to an increase in quantities sold, driven by the commercial launch of Tyvaso DPI in June 2022 and continued growth in commercial utilization by patients with pulmonary hypertension associated with interstitial lung disease and, to a lesser extent, a price increase.
The growth in Tyvaso DPI revenues resulted primarily from an increase in quantities sold and, to a lesser extent, a price increase. The increase in Tyvaso DPI quantities sold was due to continued growth in the number of patients following the product's launch and, to a lesser extent, increased commercial utilization following the implementation of the Part D redesign under the Inflation Reduction Act.
The growth in nebulized Tyvaso revenues resulted primarily from inventory destocking by our distributors in the first quarter of 2023, which did not reoccur during the first quarter of 2024.
The growth in Remodulin revenues resulted from an increase in U.S. Remodulin revenues, driven by an increase in quantities sold, partially offset by a decrease in international Remodulin revenues, as shown in the table below.
The increase in Orenitram revenues resulted from an increase in quantities sold and, to a lesser extent, a price increase. The increase in quantities sold was driven, at least in part, by increased commercial utilization following the implementation of the Part D redesign under the Inflation Reduction Act.
The increase in Unituxin revenues resulted from an increase in quantities sold and a price increase.

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The table below presents the breakdown of total revenues between the United States and rest-of-world (ROW) (in millions):

	Three Months Ended March 31,
	2024			2023
	U.S.	ROW	Total	U.S.	ROW	Total
Net product sales:
Tyvaso DPI(1)	$227.5	$—	$227.5	$118.7	$—	$118.7
Nebulized Tyvaso(1)	133.7	11.3	145.0	115.7	4.0	119.7
Total Tyvaso	361.2	11.3	372.5	234.4	4.0	238.4
Remodulin(2)	108.3	19.7	128.0	93.2	28.2	121.4
Orenitram	106.2	—	106.2	88.2	—	88.2
Unituxin	53.4	5.0	58.4	44.3	4.8	49.1
Adcirca	6.4	—	6.4	7.3	—	7.3
Other	6.0	0.2	6.2	2.3	0.2	2.5
Total revenues	$641.5	$36.2	$677.7	$469.7	$37.2	$506.9
(1) Net product sales include both the drug product and the respective inhalation device.
(2) Net product sales include sales of infusion devices, including the Remunity Pump.

Expenses
Cost of sales. The table below summarizes cost of sales by major category (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2024	2023
Category:
Cost of sales	$71.8	$52.7	$19.1	36%
Share-based compensation expense (benefit)(1)	1.1	(0.4)	1.5	375%
Total cost of sales	$72.9	$52.3	$20.6	39%
(1)See Share-based compensation below.
Cost of sales, excluding share-based compensation. Cost of sales for the three months ended March 31, 2024 increased as compared to the same period in 2023, primarily due to an increase in Tyvaso DPI royalty expense and product costs.

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Research and development expense. The table below summarizes the nature of research and development expense by major expense category (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2024	2023
Category:
External research and development(1)	$52.7	$45.1	$7.6	17%
Internal research and development(2)	44.9	34.4	10.5	31%
Share-based compensation expense(3)	6.4	1.3	5.1	392%
Impairments(4)	—	—	—	—%
Other(5)	0.1	2.1	(2.0)	(95)%
Total research and development expense	$104.1	$82.9	$21.2	26%
(1)External research and development primarily includes fees paid to third parties (such as clinical trial sites, contract research organizations, and contract laboratories) for preclinical and clinical studies and payments to third-party contract manufacturers before FDA approval of the relevant product.
(2)Internal research and development primarily includes salary-related expenses for research and development functions, internal costs to manufacture product candidates before FDA approval, and internal facilities-related expenses, including depreciation, related to research and development activities.
(3)See Share-based compensation below.
(4)Impairments primarily includes impairment charges to write down the carrying value of in-process research and development and of certain property, plant, and equipment as a result of research and development activities. There were no impairment charges during the three months ended March 31, 2024 and March 31, 2023.
(5)Other primarily includes upfront fees and milestone payments to third parties under license agreements related to development-stage products and adjustments to the fair value of our contingent consideration obligations.
Research and development expense, excluding share-based compensation. Research and development expense for the three months ended March 31, 2024 increased as compared to the same period in 2023, primarily due to increased expenditures related to: (1) organ manufacturing projects; and (2) the TETON clinical studies of nebulized Tyvaso in patients with idiopathic pulmonary fibrosis and progressive pulmonary fibrosis.
Selling, general, and administrative expense. The table below summarizes selling, general, and administrative expense by major category (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2024	2023
Category:
General and administrative	$103.1	$83.7	$19.4	23%
Sales and marketing	23.2	16.9	6.3	37%
Share-based compensation expense (benefit)(1)	18.1	(13.3)	31.4	236%
Total selling, general, and administrative expense	$144.4	$87.3	$57.1	65%
(1)    See Share-based compensation below.

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General and administrative, excluding share-based compensation. General and administrative expense for the three months ended March 31, 2024 increased as compared to the same period in 2023, primarily due to: (1) an increase in legal expenses related to litigation matters; and (2) an increase in personnel expense due to growth in headcount.
Share-based compensation. The table below summarizes share-based compensation expense (benefit) by major category (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2024	2023
Category:
Stock options	$5.7	$4.9	$0.8	16%
Restricted stock units	15.5	12.2	3.3	27%
Share tracking awards plan (STAP)	3.9	(30.0)	33.9	113%
Employee stock purchase plan	0.5	0.5	—	—%
Total share-based compensation expense (benefit)	$25.6	$(12.4)	$38.0	306%
The increase in share-based compensation expense for the three months ended March 31, 2024, as compared to the same period in 2023, was primarily due to an increase in STAP expense driven by a four percent increase in our stock price for the three months ended March 31, 2024, as compared to a 19 percent decrease in our stock price for the same period in 2023.
Other income (expense), net. The change in other income (expense), net for the three months ended March 31, 2024, as compared to the same period in 2023, was primarily due to net unrealized gains on equity securities.
Income tax expense. Income tax expense for the three months ended March 31, 2024 and 2023 was $92.0 million and $51.0 million, respectively. Our effective income tax rate (ETR) for the three months ended March 31, 2024 and 2023 was 23 percent and 17 percent, respectively. Our ETR for the three months ended March 31, 2024 increased compared to our ETR for the three months ended March 31, 2023 primarily due to decreased excess tax benefits from share-based compensation.
Share repurchase. In March 2024, we entered into an accelerated share repurchase agreement (the ASR agreement) with Citibank, N.A. (Citi). Under the ASR agreement, we made an aggregate upfront payment of $1.0 billion to Citi and received an aggregate initial delivery of 3,275,199 shares of our common stock on March 27, 2024, representing approximately 80 percent of the total shares that would be repurchased under the ASR agreement measured based on the closing price of our common stock on March 25, 2024.
The final number of shares that we will ultimately repurchase pursuant to the ASR agreement will be based on the average of the daily volume-weighted average price per share of our common stock during the repurchase period, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR agreement. At the final settlement of the ASR agreement, we may be entitled to receive additional shares of common stock, or, under certain limited circumstances, be required to make a cash payment to Citi or, if we so elect, deliver shares of common stock to Citi. The final settlement of the transactions under the ASR agreement is expected to occur in the second quarter of 2024 with respect to $300 million of the transactions and in the third quarter of 2024 with respect to $700 million of the transactions.

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Webcast
We will host a webcast to discuss our first quarter 2024 financial results on Wednesday, May 1, 2024, at 9:00 a.m. Eastern Time. The webcast can be accessed live via our website at https://ir.unither.com/events-and-presentations. A replay of the webcast will also be available at the same location on our website.
United Therapeutics: Enabling Inspiration
At United Therapeutics, our vision and mission are one. We use our enthusiasm, creativity, and persistence to innovate for the unmet medical needs of our patients and to benefit our other stakeholders. We are bold and unconventional. We have fun; we do good. We are the first publicly-traded biotech or pharmaceutical company to take the form of a public benefit corporation (PBC). Our public benefit purpose is to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs.
You can learn more about what it means to be a PBC here: unither.com/pbc.
Forward-Looking Statements
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements related to our revenue growth and cash flow expectations; our unique position in the biotech industry; upcoming clinical catalysts; our organ manufacturing programs; the potential to provide an unlimited supply of tolerable, transplantable organs; our belief in our near-term and long-term potential, despite potential competition emerging this year; and our goals of innovating for the unmet medical needs of our patients and to benefit our other stakeholders, furthering our public benefit purpose of developing novel pharmaceutical therapies and technologies that expand the availability of transplantable organs. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of May 1, 2024, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.
ORENITRAM, REMODULIN, REMUNITY, TYVASO, TYVASO DPI, and UNITUXIN are registered trademarks of United Therapeutics Corporation and/or its subsidiaries.
ADCIRCA is a registered trademark of Eli Lilly and Company.

For Further Information Contact:
Dewey Steadman at (202) 919-4097
https://ir.unither.com/contact-ir

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UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended March 31,
	2024	2023
	(Unaudited)
Total revenues	$677.7	$506.9
Operating expenses:
Cost of sales	72.9	52.3
Research and development	104.1	82.9
Selling, general, and administrative	144.4	87.3
Total operating expenses	321.4	222.5
Operating income	356.3	284.4
Interest income	53.8	29.2
Interest expense	(13.3)	(13.8)
Other income (expense), net	1.8	(7.9)
Total other income, net	42.3	7.5
Income before income taxes	398.6	291.9
Income tax expense	(92.0)	(51.0)
Net income	$306.6	$240.9
Net income per common share:
Basic	$6.52	$5.20
Diluted	$6.17	$4.86
Weighted average number of common shares outstanding:
Basic	47.0	46.3
Diluted	49.7	49.6

SELECTED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

March 31, 2024
Cash, cash equivalents, and marketable investments	$4,199.7
Total assets	6,495.2
Total liabilities	1,157.1
Total stockholders’ equity	5,338.1

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